Exhibit T3B.20

MODIFICATION NO. ONE TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

CBL GETTYSBURG MEMBER, LLC

THIS MODIFICATION NO. ONE TO LIMITED LIABILITY COMPANY AGREEMENT is made and entered into to be effective as of the l7th day of April, 2012, by CBL & Associates Limited Partnership, a Delaware limited partnership (herein referred to as the “Member”).

W I T N E S S E T H:

WHEREAS, CBL Gettysburg Member, LLC (the “Company”) is governed by that certain Limited Liability Company Agreement dated September 14, 2011 (the “Agreement”); and

WHEREAS, the initial Certificate of Formation of the Company was filed with the Delaware Secretary of State on September 14, 2011; and

WHEREAS, the Member desires to change the name of the Company in the Agreement from CBL Mezz Member, LLC to CBL Gettysburg Member, LLC and a Certificate of Amendment to the Certificate of Formation was prepared and filed in the office of the Delaware Secretary of State on April 13, 2012; and

WHEREAS, on the date hereof, CBL & Associates Management, Inc., as the original member of the Company, entered into a Contribution Agreement with the Member whereby the Member contributed $4.3 million to CBL Gettysburg Member, LLC in exchange for membership interests in the company, and the membership interests of CBL & Associates Management, Inc. were redeemed; and

WHEREAS, in connection with the financing of that certain outlet shopping center known as “ The Outlet Shoppes at Gettysburg” located in Gettysburg, Pennsylvania (“The Outlet Shoppes at Gettysburg”), the Company has acquired 50% membership interest in Gettysburg Outlet Center Holding, LLC, a Delaware limited liability company, which owns (i) 99% of the limited partnership interest in Gettysburg Outlet Center, LP, a Pennsylvania limited partnership, which owns The Outlet Shoppes at Gettysburg; and (ii) 100% of the outstanding capital stock of Gettysburg Outlet Center GP, Inc., a Delaware corporation; and

WHEREAS, also in connection with the financing of The Outlet Shoppes at Gettysburg, the Company has acquired 50% membership interest in Gettysburg Outlet Center, LLC, a Delaware limited liability company, which owns those certain lands and improvements comprising Phase II of The Outlet Shoppes at Gettysburg; and

WHEREAS, the Member desires to modify the Agreement to: (a) reflect the change of the name of the Company; (b) memorialize the change in membership in the Company; and (c) memorialize the change in the assets owned by the Company as set forth on Exhibit “A” of the Agreement.

NOW, THEREFORE, the Member hereby modifies the Agreement as follows:

1.          The name “CBL Mezz Member, LLC” is hereby deleted from the Agreement, wherever appearing, and the name “CBL Gettysburg Member, LLC” is hereby substituted in lieu thereof.

2.          Exhibit “A” attached hereto is hereby substituted in lieu of Exhibit “A” attached to the Agreement.

3.          Except as herein modified, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Modification No. One to Limited Liability Company Agreement is executed effective as of the date first set forth above.

MEMBER:

CBL & Associates Limited Partnership

By:	CBL Holdings I, Inc.,
its sole general partner

By:
Name:	Michael Lebovitz
Title:	Exec. V.P. - Development and Admin.

EXHIBIT “A”

TO

MODIFICATION NO. ONE TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

CBL GETTYSBURG MEMBER, LLC

50% of the membership interest of Gettysburg Outlet Center Holding, LLC, a Delaware limited  liability company.

50% of the membership interest of Gettysburg Outlet Center, LLC, a Delaware limited liability company.